CERTIFICATE OF MERGER

OF

MICROWAVE ACQUISITION CORP.
a Delaware corporation

WITH AND INTO

MICROWAVE SATELLITE TECHNOLOGIES, INC.
a New Jersey corporation

(Pursuant to Section 252(c) of the
Delaware General Corporation Law and Section 10-4.1 of the New Jersey Business Corporation Act)

The undersigned corporations, organized and existing under and by virtue of the General Corporation Law of the State of Delaware and the New Jersey Business Corporation Act, respectively, do hereby certify:

FIRST: Microwave Acquisition Corp., a Delaware corporation. is being merged into Microwave Satellite Technologies, Inc., a New Jersey corporation.

SECOND: That an agreement of merger and plan of reorganization (the “Merger Agreement”), whereby Microwave Acquisition Corp. is merged with and into Microwave Satellite Technologies, Inc., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252(c) of the General Corporation Law of the State of Delaware and Section 10-1 of the New Jersey Business Corporation Act.

THIRD: That the name of the surviving corporation is Microwave Satellite Technologies, Inc.

FOURTH: That the Certificate of Incorporation of Microwave Satellite Technologies, Inc. shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the merger is to become effective upon filing.

SIXTH: That the executed Merger Agreement is on file at the office of the surviving corporation located at Microwave Satellite Technologies, Inc., 259-263 Goffle Road, Hawthorne, New Jersey, 07506.

SEVENTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

EIGHTH: That (i) Microwave Satellite Technologies, Inc. may be served with process in Delaware in any proceeding for enforcement of any obligation of Microwave Acquisition Corp., as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and (ii) Microwave Satellite Technologies, Inc. hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding and the Secretary of State shall mail a copy of any such process to Microwave Satellite Technologies, Inc.at 259-263 Goffle Road, Hawthorne, New Jersey, 07506.

NINTH: That there was one (1) shareholder of Microwave Acquisition Corp. and there were two (2) shareholders of Microwave Satellite Technologies, Inc. entitled to vote on the plan of merger.

TENTH: That one (1) shareholder of Microwave Acquisition Corp. and two (2) shareholders of Microwave Satellite Technologies, Inc. voted in favor of the plan of merger, and no shareholders of either Microwave Acquisition Corp. or Microwave Satellite Technologies, Inc. voted against the plan of merger.

ELEVENTH: That the shareholders of Microwave Acquisition Corp. and the shareholders of Microwave Satellite Technologies, Inc. each approved the plan of merger as of May 22, 2007.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 22nd day of May, 2007.

MICROWAVE ACQUISITION CORP.

By:	/s/ Ron Bell
Name: Title:

MICROWAVE SATELLITE TECHNOLOGIES, INC.

By:	/s/ Frank T. Matarazzo
Name: Title: